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                        SDN BANCORP, INC.

                          COMMON STOCK
                      SUBSCRIPTION AGREEMENT


March 22, 1996


SDN Bancorp, Inc.
135 Saxony Road
Encinitas, California 92023-0926

Attn:  Robert P. Keller, President and Chief Executive Officer

Dear Sirs:

     1. Introduction. SDN Bancorp, Inc., a Delaware corporation and bank holding company ("SDN"), is offering to Dartmouth Capital Group, L.P., a Delaware limited partnership ("DCG" or the "Subscriber"), shares of Common Stock, par value $0.01 per share (the "Holdco Common Stock"), of a corporate successor and intended holding company to SDN, in organization ("Holdco"). Hereinafter, the shares of Common Stock offered hereunder may be referred to as the "Holdco Shares". Capitalized terms used in this letter and not otherwise defined shall have the respective meanings assigned to them in that certain Agreement and Plan of Reorganization between SDN and Commerce Security Bank ("CSB") anticipated to be executed within the near future (as hereafter executed, and as may be thereafter amended, the "Reorganization Agreement").

     SDN intends, by its execution of the Reorganization Agreement, to agree to form Holdco and to cause Holdco to acquire CSB. DCG has entered into another Subscription Agreement (the "SDN Stock Subscription") substantially simultaneously herewith pursuant to which DCG has agreed to purchase up to $16.0 million (the "CSB Commitment Amount") of SDN common stock to provide funds to SDN for SDN to consummate the Reorganization.

     In the event of a Dissenting Share Capital Shortfall (as hereinafter defined) arising from the contingencies described in Section 2 below, Holdco may require funds after the Closing. DCG desires to commit, solely in the event of such a Dissenting Share Capital Shortfall and solely to the extent required herein, to purchase Holdco Shares on the terms provided herein.
DCG hereby agrees with SDN as follows:

     2. Funding Contingencies. This Subscription Agreement is intended to provide funds to Holdco solely in the event that Holdco requires additional capital in order to make payments to holders of Dissenting CSB Shares in connection with the Reorganization where, in the absence of such additional capital, such payments would cause one or more of Holdco's



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capital ratios levels to fall to levels below those mandated by prudent banking practice or by any agreement with any bank regulator that is binding upon Holdco (a "Dissenting Share Capital Shortfall"). DCG's obligations hereunder shall accrue only if Holdco has determined, in its reasonable discretion, that there exists such a Dissenting Share Capital Shortfall.

     3. Purchase, Sale, Payment and Delivery of the Shares. DCG hereby irrevocably subscribes for, and commits to purchase from Holdco, an amount (the "Purchase Amount") equal to the lesser of the Dissenting Share Capital Shortfall or the arithmetic difference between the CSB Commitment Amount and the amount actually funded by DCG to SDN in contemplation of the Reorganization pursuant to the SDN Stock Subscription. The price per share will be $3.95, the book value per share of the Common Stock at December 31, 1995.

     3. Funding Notices. In the event that Holdco determines that there exists a Dissenting Share Capital Shortfall, Holdco will deliver to the Subscriber one or more written notices ("Funding Notices") indicating the basis for its determination of the existence and amount the Dissenting Share Capital Shortfall and the Purchase Amount, and instructing the Subscriber to deliver the payment for the Purchase Amount into an account maintained by Holdco or its agent.

     4. Payment. Not less than three (3) business days after the delivery of any Funding Notice (or such longer period as Holdco may specify in such Funding Notice), the Subscriber shall transfer payment for the Purchase Amount to the account specified therein in immediately available funds. Holdco shall deliver to the Subscriber and/or the Subscriber's designee(s), promptly following receipt of the Subscriber's payment for Shares, certificate(s) evidencing the Shares purchased.

     5. Successors. This Agreement shall inure to the benefit of and be binding upon SDN, Holdco (upon its formation), the Subscriber and their respective successors and permitted assigns. SDN agrees to cause Holdco to execute a counterpart of this Agreement promptly following upon Holdco's formation, whereupon Holdco will be deemed to have ratified this Agreement and agree to be bound by this Agreement in all respects. Nothing expressed herein is intended or shall be construed to give any person other than the persons referred to in the two preceding sentences any legal or equitable right, remedy or claim under or in respect of this Agreement.

     7. Termination. This Agreement shall terminate, without action by either party, upon the earliest to occur of the following: (i) upon the last date for CSB Shareholders to perfect their respective rights to dissent to the Reorganization pursuant to Section 1300 et seq. of the California Corporations Code, in the event that no CSB Shareholder so perfects his or her rights; (ii) upon the payment of all amounts to which holders of Dissenting CSB Shares are hereafter determined (by agreement, by order of a court of competent jurisdiction or otherwise) to be entitled; (iii) upon the termination of the January 24, 1996 Letter of Intent between SDN and CSB in accordance with it terms; or (iv) upon the termination of the Reorganization Agreement in accordance with its terms.


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     6.    APPLICABLE LAW.  THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY,
AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF.

                                         Very truly yours,

                                         DARTMOUTH CAPITAL GROUP, L.P.

                                         By: Dartmouth Capital Group, Inc.
                                         Its:  General Partner

                                         By:___________________________________
                                         Name:  Robert P. Keller
                                         Title: President


This Subscription Agreement is hereby
confirmed and accepted as of the date first above written.

SDN BANCORP, INC.

By:________________________________________
Name:  Robert P. Keller
Title: President and Chief Executive Officer



RATIFICATION BY HOLDCO:

Holdco hereby ratifies, joins in and agrees to be bound by this Subscription Agreement in all respects.

______________________________
[Holdco Name]

By:________________________________________
Name:  Robert P. Keller
Title: President and Chief Executive Officer



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